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                                                                    EXHIBIT 10.4

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into as of the 28th day of June, 2002, (the "Effective Date") by and among Integrity Media, Inc., a Delaware corporation, ("Employer") and Jeffory Moseley, an individual resident of the State of Tennessee ("Employee") in connection with that certain transaction in which Employer has purchased all of the limited liability company interests of M2 Communications, L.L.C. This Agreement, including specifically, but without limitation, Employee's agreement to the restrictive covenants contained in Paragraphs 6, 7, 8, 9 and 10 below, is an essential prerequisite to Employer's agreement to purchase Employee's limited liability company interests in M2 Communications, L.L.C. as that transaction is more fully described in that certain LLC Purchase Agreement dated June 28, 2002 between Employer and Employee (the "Purchase Agreement").

         In consideration of the promises, covenants and conditions set forth herein, and for other good and valuable consideration, including without limitation, Employer's purchase of Employee's limited liability company interests in M2 Communications, L.L.C., the receipt and sufficiency of which is hereby acknowledged, Employee and Employer agree as follows:

1.       Employment.

         Employer hereby employs Employee and Employee hereby accepts that employment. Employee shall serve as the President of M2 Communications, L.L.C., a Tennessee limited liability company and wholly owned subsidiary of Employer, or in a comparable executive position with Employer or a subsidiary of Employer, which shall conduct the business formerly conducted by M2 Communications, L.L.C. (the "Position"), upon the terms and conditions hereinafter set forth. Initially, Employee shall report directly to the President and Chief Operating Officer of Integrity Music, Inc., the music division of Employer.

2.       Services.

         During the term of employment hereunder, Employee shall devote his full professional time and energy to the performance of his duties as President of M2 Communications, L.L.C. and shall use his best efforts in the performance of the same. Employer and Employee agree that Employee's duties in the Position shall be determined by Employer and may be altered by Employer from time to time subject to the terms of this Agreement. Employer and Employee acknowledge and agree that Employee's initial duties in the Position shall consist of, among other things, providing general oversight of M2 Communications, L.L.C., which includes, without limitation, direction of all product development, marketing and sales, purchasing and inventory management, strategic planning, annual budgeting and other customary duties of a president of a subsidiary.

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3.       Compensation.

         For and in consideration of the promises and covenants made herein and the services to be provided hereunder, Employer agrees to compensate Employee as follows:

         (a) Salary. Employer shall pay to Employee a salary at the annual rate of Two Hundred Thousand Dollars and No Cents ($200,000.00), less taxes and other normal withholdings (the "Annual Salary"). The Annual Salary shall be paid to Employee in approximately equal semi-monthly installments.

         (b) Retention Bonus. In addition to the Annual Salary, Employer shall pay to Employee a cash retention bonus in the total aggregate amount of Two Million Five Hundred Thousand Dollars and No Cents ($2,500,000.00), less taxes and other normal withholdings and subject to being offset by any amount owed by Employee to Employer under Article 8 of the Purchase Agreement, in four installments as follows: (i) Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) will be paid upon Employee's completion of four (4) years of service to Employer under the terms of this Agreement; (ii) Seven Hundred Fifty Thousand Dollars and No Cents ($750,000.00) will be paid upon Employee's completion of five (5) years of service to Employer under the terms of this Agreement; (iii) Seven Hundred Fifty Thousand Dollars and No Cents ($750,000.00) will be paid upon Employee's completion of six (6) years of service to Employer under the terms of this Agreement; and (iv) Seven Hundred Fifty Thousand Dollars and No Cents ($750,000.00) will be paid upon Employee's completion of seven (7) years of service to Employer under the terms of this Agreement (collectively, the "Retention Bonus"). The payments shall be made within thirty (30) days immediately following the relevant anniversary of the Effective Date of this Agreement, or earlier, as provided herein.

         (c) Benefits. Employee shall be entitled to receive or participate in all employment benefits or benefit plans generally made available by Employer to the majority of its other executive employees, if any, to the same extent and under the same conditions as other employees covered by each respective benefits.

         (d) Vacation. Employee shall be entitled to four weeks of paid vacation per fiscal year.

         (e) Bonus. As long as Employee holds an executive officer position with Employer, Employee shall be eligible to receive cash bonuses, separate and apart from the Retention Bonus, under the executive cash bonus compensation system established from time to time by the Employer. Under such system, cash bonuses are awarded in the judgment of the



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                  Compensation Committee of the Board of Directors of the
                  Employer based on the achievement of budgeted targets and the individual performance of the Employee.

4.       Term and Termination.

         Employee's employment with Employer shall continue for a period of seven (7) years from the 28th day of June, 2002, unless earlier terminated as provided in this Agreement. Employee acknowledges and agrees that this Agreement, and his employment with Employer, shall be terminated upon the occurrence of any of the following events:

         (a)      Employee's death;

         (b) Employee becoming or remaining Disabled for a substantially continuous period of six months. For purposes of this Paragraph, the term "Disabled" shall mean Employee's inability to perform the essential functions of his position with reasonable accommodation;

         (c) Mutual written agreement between Employer and Employee to terminate;

         (d) Subject to Paragraph 5 of this Agreement and upon six (6) months prior written notice of termination from Employer to Employee for any reason or no reason at all; provided, Employer, at its sole discretion, may elect to pay to Employee an amount equal to Employee's salary for six (6) months in lieu of providing the notice set forth in this subparagraph;

         (e) Immediately upon written notice of termination from Employer "for cause." For purposes of this Agreement, a termination shall be considered to be "for cause" if it occurs in conjunction with a good faith, informed determination by Employer that Employee has committed or engaged in either (i) any intentional act that constitutes, on the part of Employee, fraud, dishonesty, breach of fiduciary duty, or gross misfeasance of duty or conviction of a felony; (ii) any intentional failure to abide by laws applicable to him in his capacity as an employee or executive of Employer or applicable to Employer or any of its subsidiaries; (iii) any violation of any policy of Employer relating to conflict of interest; (iv) any failure or refusal on the part of Employee to perform his duties under this Agreement or to obey lawful directives from his appointed supervisor; or (v) conduct by Employee in his office with the Employer that is grossly inappropriate and demonstrably likely to lead to material injury to Employer, as determined by the Board of Directors of Employer acting reasonably and in good faith; provided, that in the case of
                  (ii), (iii), (iv) or (v) above, such conduct shall not constitute "cause" unless Employer's Board of Directors or its designee shall have delivered to Employee notice setting forth with specificity (A) the conduct deemed to qualify as "cause"




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                  and (B) a reasonable time (not less than ten (10) days) within which Employee may take such remedial action, and Employee shall not have taken such specified remedial action within the specified time; or

         (f) Upon written notice of termination for Good Reason, as defined in Paragraph 4(g) of this Agreement, from Employee to Employer.

         (g)      Definition.

         The following definition shall apply to this Agreement:

                  "Good Reason" means the occurrence of any of the following, provided that notice in writing from Employee to Employer has been provided and that a period of ten (10) days after such notice has run during which time Employer has failed to correct or otherwise remedy the conduct or conditions giving rise to Good Reason:

                  (i) a reduction by Employer in the Annual Salary;

                  (ii) effecting a change in the Position, which does not result in Employee holding a position commensurate in level, authority, and responsibility with the Position;

                  (iii) Employer requiring Employee to be based anywhere more than 20 miles from the location of Employee's office as of the commencement of Employee's employment with Employer under this Agreement.

5.       Severance Payment.

         If Employee's employment with Employer is terminated by Employer pursuant to Paragraph 4(d) or by Employee pursuant to Paragraph 4(f) of this Agreement, or if the Employer, in its sole discretion, elects not to enter into a new employment agreement with Employee, with annual base compensation not less than the Annual Salary, following the expiration of this Agreement's seven (7) year term, the Employee shall be entitled to receive as a severance benefit aggregate severance payments in an amount equal to (i) the Employee's annual salary on the date of the Employee's termination of employment, but not less than the Annual Salary, for (x) any remaining portion of the term of this Agreement beyond the effective date of the termination or (y) the remaining term of the covenant not to compete provided in Paragraph 10 of this Agreement, whichever period is longer, and (ii) any portion of the Retention Bonus that remains unpaid as of the effective date of the termination, less any amount paid in lieu of termination notice under Paragraph 4(d) of this Agreement (the "Severance Payments"). The Severance Payments may be made by the Employer in accordance with the terms of Paragraphs 3(a) and 3(b) of this Agreement or as a lump sum payment within ninety (90) days after termination of Employee's employment with Employer, as determined by the Employer in its sole and absolute discretion. In addition, if Employee properly elects and



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remains eligible for COBRA health insurance continuation and if Employee's employment with Employer is terminated by Employer pursuant to Paragraph 4(d) or by Employee pursuant to Paragraph 4(f) of this Agreement, Employer will reimburse Employee for COBRA health insurance continuation premiums for 18 months immediately following the termination of Employee's employment with Employer. Notwithstanding the foregoing, Employee's rights to the foregoing health insurance benefits shall terminate as to any benefit for which he becomes eligible that provides substantially similar benefits on substantially similar terms through a program of a subsequent employer or otherwise (such as through coverage obtained by Employee's spouse). Employer reserves the right to stop or withhold payment of the Severance Payments and benefits, if the Employee fails at any time to be in compliance with Paragraphs 6, 7, 8, 9 or 10 of this Agreement.

6.       Non-disclosure of Confidential Information.

         (a)      Definitions.
                  -----------

         The following definitions shall apply to this Agreement:

                  (i) "Trade Secrets" means all secret, proprietary or confidential information regarding Employer (which for purposes of this Paragraph 6 shall include M2 Communications, L.L.C. and its subsidiaries) or its business, including any and all information not generally known to, or ascertainable by, persons not employed by Employer, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to Employer. Such information shall include, but not be limited to, financial information, strategic plans and forecasts, marketing plans and forecasts, customer lists, mailing lists, computer software (including without limitation, source code, object code and manuals), customer billing or order information, technical information regarding Employer's products or services, prices offered to or paid by customers, purchase and supply information, current and future development and expansion or contraction plans of Employer, sales and marketing plans and techniques, information concerning personnel assignments and operations of Employer and matters concerning the financial affairs, future plans and management of Employer. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right of Employer.

                  (ii) "Confidential Information" means information, other than Trade Secrets, which relates to Employer, Employer's activities, Employer's business or Employer's suppliers or customers that is not generally known by persons not employed by Employer and which is or has been disclosed to Employee or of which Employee became aware as a consequence of or



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                  through his relationship to Employer. "Confidential
                  Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right of Employer.

                  (iii) "Documents" means originals or copies of handbooks, manuals, files, memoranda, correspondence, notes, photographs, slides, overheads, audio or visual tapes, cassettes, or disks, and records maintained on computer or other electronic media.

         (b) Covenant Regarding Non-disclosure of Trade Secrets or Confidential Information.

                  Employee covenants and agrees that: (i) during his employment with Employer he will not use or disclose any Trade Secrets or Confidential Information of Employer other than as necessary in connection with the performance of his duties as an employee of Employer; and (ii) for a period of two (2) years immediately following the termination of his employment with Employer, or for a period of five (5) years from the Closing Date as defined in the Purchase Agreement, whichever period is longer, Employee shall not, directly or indirectly, transmit or disclose any Trade Secret or Confidential Information of Employer to any person and shall not make use of any such Trade Secret or Confidential Information, directly or indirectly, for himself or others, without the prior written consent of Employer, except for a disclosure that is required by any law or order, in which case Employee shall provide Employer prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a "trade secret" as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit Employer's rights or remedies thereunder and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating a legal right of Employer.

         (c)      Return of Information.

                  Employee agrees that he shall return all Trade Secrets, Confidential Information or other property of Employer immediately upon the termination of his employment with Employer, or upon earlier request by Employer, including all handbooks, training materials, reports, policy statements, programs, customer lists, mailing lists and other documents provided by Employer or acquired by Employee as a result of his employment with Employer, and all copies, summaries, abstracts, notes and excerpts thereof.

7.       Inventions and Other Developments.



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         All inventions, formulas, techniques, processes, concepts, systems and programs, documents, mailing lists and customer lists and compilations, whether or not patented or patentable, or subject to copyright, made or conceived, individually or in conjunction with others, by Employee during the term of his employment with Employer (which for purposes of this Paragraph 7 shall include M2 Communications, L.L.C. and its subsidiaries) that relate to activities or proposed activities of Employer or that result from work performed by Employee for Employer are the sole and exclusive property of Employer. Employee further agrees that upon request by Employer, he will assign title to any such inventions, formulas, techniques, processes, concepts, systems and programs, and lists and compilations to Employer and will sign any and all documents necessary to effect such assignment.

8.       Non-Solicitation.

         (a)      Definitions.

         The following definitions shall apply to this Agreement:

                  (i) "Business Activities" means the production, publishing or distribution of Christian music products, such as videos, compact discs, cassette tapes, trax and songbooks.

                  (ii) "Customer" means any individual or entity with whom the Employer has produced, published or distributed, or to whom the Employer has sold, Christian music products, such as videos, compact discs, cassette tapes, trax and songbooks, and with whom Employee had, alone or in conjunction with others, Material Contact during the twelve (12) months prior to the termination of his employment.

                  (iii) "Material Contact" occurs with a Customer when (i) Employee had business dealings with the Customer on the Employer's (which for purposes of this Paragraph 8 shall include M2 Communications, L.L.C. and its subsidiaries) behalf; (ii) Employee was responsible for supervising or coordinating the business dealings between the Customer and the Employer; or (iii) Employee obtained Trade Secrets or Confidential Information (as those terms are defined in Paragraph 6 of this Agreement) about the Customer as a result of Employee's association with the Employer.


         (b)      Non-Solicitation Covenant.

                  Employee covenants and agrees that during the term of his employment with Employer and for a period of two (2) years immediately following the termination of said employment for any reason, or for a period of five (5) years from the Closing Date as defined in the Purchase Agreement, whichever period is



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         longer, he will not, without the prior written permission of the
         Employer, directly or indirectly, for himself or on behalf of any other person or entity, solicit or attempt to solicit or take away any Customer or prospective Customer of the Employer for purposes of engaging in the Business Activities.

9.       Non-recruitment of Employees Covenant.

         Employee agrees that he will not, for so long as he is employed by Employer (which for purposes of this Paragraph 9 shall include M2 Communications, L.L.C. and its subsidiaries), and for a period of two (2) years immediately following the termination of his employment, or for a period of five
(5) years from the Closing Date as defined in the Purchase Agreement, whichever period is longer, solicit or induce, or attempt to solicit or induce, any employee of the Employer to terminate his or her relationship with Employer or to enter into an employment or agency relationship with Employee or with any other person or entity other than Employer.

10.      Covenant Not to Compete.

         Employee expressly covenants and agrees that during the term of his employment with Employer and for a period of two (2) years immediately following the termination of said employment for any reason, or for a period of five (5) years from the Closing Date as defined in the Purchase Agreement, whichever period is longer, he will not, directly or indirectly, seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of Employer. For purposes of this Agreement, a "Competitor" of Employer is any business, individual, partnership, joint venture, association, firm, corporation, company or other entity engaged, wholly or in part, in the production, publishing or distribution of Christian music products, such as videos, compact discs, cassette tapes, trax and songbooks; a "Competitive Position" is any employment with a "Competitor" of Employer in a position in which Employee will use or is likely to use any Confidential Information or Trade Secrets (as those terms are defined in Paragraph 6 of this Agreement), or in which Employee will have direct or indirect responsibility for, or supervision of, any position for such Competitor which is the same or substantially similar to any position of Employer over which Employee had direct or indirect responsibility or supervisory authority; and "Restricted Territory" is the geographical area set forth in Exhibit A to this Agreement. Nothing contained in this Paragraph is intended to prevent Employee from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market of any Competitor; provided, however, that Employee shall not hold more than a total of five percent (5%) of all issued and outstanding stock or other securities of any such corporation.

11.      Relief.

         Employee acknowledges and agrees: that the Employer is in the business of producing, publishing and distributing Christian music products, such as videos, compact discs, cassette tapes, trax and songbooks, on a nationwide basis; and that by virtue of his employment, Employee will receive access to the Employer's Trade Secrets, Confidential



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Information, training and experience; and that in his position as President of
M2 Communications, L.L.C., Employee will be responsible for all aspects of the product development, marketing and sales, purchasing and inventory management, strategic planning, annual budgeting and related activities of M2 Communications, L.L.C.; and that Employee will be directly or indirectly involved in business relationships with all of the Customers and clients of M2 Communications, L.L.C. As a consequence of the foregoing, Employee acknowledges that great loss and irreparable harm and damage would be suffered by the Employer in the event of breach by him of the terms of this Agreement.

         Employee acknowledges that the covenants and promises contained in this Agreement are reasonable and necessary means of protecting and preserving Employer's goodwill and its interest in the confidentiality and proprietary value of its Trade Secrets and Confidential Information. Employee further acknowledges that the same are reasonable and necessary means of protecting Employer from unfair competition by Employee. Employee agrees that any breach of the covenants or promises contained in Paragraphs 6, 7, 8, 9 or 10 of this Agreement will leave Employer with no adequate remedy at law and may cause Employer to suffer irreparable damage and injury. Employee further agrees that any breach of these covenants or promises will entitle Employer to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by Employer as a result of such breach. Employer agrees that Employee will be entitled to seek a declaratory judgment as to the enforceability of any of the covenants or promises contained in Paragraphs 6, 7, 8, 9 or 10 of this Agreement.

         Employee further agrees that no failure or delay by Employer in exercising, enforcing or asserting any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege.

12.      Severability.

         The covenants and other provisions set forth in this Agreement shall be considered and construed as separate and independent covenants and provisions. Should any covenant or provision, or any part thereof, be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part, covenant or provision of this Agreement. If any portion of the foregoing covenants or provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities or definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be eliminated, redefined, or replaced with a new enforceable term such that the intent of Employer and Employee in agreeing to the covenants and provisions of this Agreement will not be impaired and the covenant or provision in question shall be enforceable to the fullest extent of the applicable laws.





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13.      Disputes and Governing Law.

         Employer and Employee agree that, except as provided in Paragraph 11 of this Agreement, any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowable by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through arbitration. Either party may notify the other party of the existence of a dispute by written notice. The parties shall thereafter attempt in good faith to resolve their differences within the thirty
(30) days after the receipt of such notice. If the dispute cannot be resolved within the thirty (30) day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association; provided however, that (i) each party shall be entitled to one (1) deposition as a matter of right (any other depositions must be authorized by the arbitrator after a request made by motion indicating why the depositions are needed) and (ii) either party may move for dismissal through summary judgment or for failure to state a claim pursuant to the standards of the Federal Rules of Civil Procedure and the arbitrator shall decide such motion(s) promptly and in accordance with the relevant Federal Rule of Civil Procedure and standards and case law applicable thereto. The parties will attempt to choose an arbitrator acceptable to the Employer and Employee, but if agreement on an arbitrator cannot be reached within ten (10) days after either party files a written demand for arbitration, a single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute. The arbitrator shall be required to state in a written opinion those findings of fact and conclusions of law relied upon to reach and support the decision rendered.

         Employer and Employee agree that in the event that arbitration is necessary, the arbitrator shall apply the substantive laws of the state of Tennessee and any applicable federal law. The place for the arbitration shall be Mobile, Alabama.

         The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the state of Alabama or the state of Tennessee.

14.      Assignment.

         This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer at its discretion to any successor to all, or any part, of the stock or assets of Employer or to any lender of Employer.

15.      Titles.

         The titles, headings and captions used in this Agreement are for convenience of reference only and shall in no way limit, define, expand, or otherwise affect the meaning or construction of any provision of this Agreement.


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16.      Entire Agreement.

         This Agreement is intended by the Parties hereto to be the final expression of their agreement with respect to the subject matter hereof and represents the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. Except as expressly noted herein, this Agreement supersedes any former agreements between the Parties governing the same subject matter. This Agreement may be modified only by a written instrument signed by each of the Parties hereto.

         IN WITNESS WHEREOF, the undersigned set their hands and seals as of the 28th day of June, 2002.


INTEGRITY MEDIA, INC.                                     JEFFORY MOSELEY


/s/ P. Michael Coleman                            /s/ Jeffory Moseley     [SEAL]
---------------------------------                 ------------------------------
NAME: P. Michael Coleman
TITLE:  President

ATTEST:

/s/ Donald S. Ellington
---------------------------------
Secretary


[CORPORATE SEAL]



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                                    EXHIBIT A

         "Restricted Territory" shall mean the United States of America.